Exhibit 99.1

Conference call:	Today, Thursday, August 12, 2004 at 4:30 P.M. E.D.T.
Webcast / Replay URL:	http://www.wave.com
Dial-in numbers:	212-346-6546 or 415-908-6252

Wave Systems Provides Corporate Update
and Reviews Q2 2004 Results

Lee, MA – August 12, 2004 – Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reviewed recent corporate developments and reported results for its second quarter and six months ended June 30, 2004.

Steven Sprague, Wave’s president and CEO, said, “We believe Wave made important progress over the past several months, including validating our pricing/economic model in the marketplace, as well as signing up a range of new distribution partners who substantially expand our reach into a number of key vertical market opportunities.  We are working very hard to support customer awareness and understanding of the benefits of trusted computing, with a goal of ensuring that anyone who goes to purchase a computer in the future will select a trusted computer as it potentially provides the foundation for a greater level of assurance and security.  Importantly, trusted computing has finally begun to emerge on the purchasing check list of the more informed corporate and government buyers.

“Though certain partner delays limited our Q2 financial performance, we believe we have improving visibility for an increase in order bookings and shipments from original equipment manufacturers (OEMs) and channel partners in the second half of 2004, weighted toward the fourth quarter, including several near-term procurements and an initial governmental trial, which closed during the quarter now in progress.

“Wavexpress also gained key commercial momentum, signing two important customers that deliver mainstream broadband content in the sports and entertainment markets, in addition to other distribution relationships.  These are revenue-generating relationships that may be equally important as marquee references for our solutions.”

For the second quarter ended June 30, 2004, Wave Systems reported net revenue principally related to OEM shipments of its EMBASSY® Trust Suite (ETS) software of $6,000, compared to revenue of $34,000 in the second quarter ended June 30, 2003.  Second quarter revenue from ETS shipments were roughly in line with levels achieved in the preceding two quarters.

Wave reported a net loss to common stockholders of $4.3 million, or $0.06 per basic share, for the second quarter of 2004, compared to a net loss to common stockholders of $6.3 million, or $0.12 per basic share, in the second quarter ended June 30, 2003.  The weighted average number of basic shares outstanding in the second quarters of 2004 and 2003, was 67,363,000 and 52,096,000, respectively.

For the six months ended June 30, 2004, Wave Systems reported net revenue of $57,000, compared to revenue of $50,000 in the six months period ended June 30, 2003.  Reflecting ongoing investments in sales, marketing and R&D, Wave reported a net loss to common stockholders of $7.7 million, or $0.11 per basic share, for the first six months of 2004, compared to a net loss to common stockholders of $12.7 million, or $0.24 per basic share, in the first six months of 2003.  The weighted average number of basic shares outstanding in the first six months of 2004 and 2003, was 67,350,000 and 52,096,000, respectively.

As of June 30, 2004, Wave had current assets of approximately $6.1 million and no long-term debt.  Effective August 2, 2004, Wave completed a $3 million private placement, which included an additional investment right and warrants, which if exercised by the investor in their entirety, would generate approximately an additional $8.7 million in gross proceeds to Wave.

Recent Wave Systems developments (for more details, please visit www.wave.com):

Intel desktop board models: Wave’s EMBASSY® Trust Suite 3.1 commenced shipping with Intel desktop board models D915GEV and D915GUX in June, targeting business users of next generation PCs.  For information about the new desktop boards, visit: http://intel.com/design/motherbd/ev and http://intel.com/design/motherbd/ux.

Envoy Data Corporation: Envoy Data agreed to resell Wave’s EMBASSY® Trust Suite (ETS) software and infrastructure to enterprises and government entities interested in trusted computing solutions for personal computer security.  Envoy Data has worked in partnership with industry leading manufacturers and integration partners to deliver cutting-edge technology and to meet business needs.

CSS Laboratories: CSS Laboratories agreed to offer Wave’s ETS software and infrastructure to government entities and enterprises interested in secure and trusted computing solutions.  CSS Laboratories manufactures and designs computer solutions, and delivers customized integration and network services.

SmartAxis SA: SmartAxis SA agreed to distribute Wave’s ETS software and infrastructure to enterprises interested in trusted computing solutions for personal computer security in Greece, Turkey, Cyprus and in Balkan countries. A specialist in IT security, SmartAxis is a value added reseller with impressive experience in distribution and marketing to system integrators, consultants and OEMs.  SmartAxis also distributes and markets to other resellers serving enterprises such as financial institutions and banks, government, the service industry and telecommunications companies.

ARM® Connected Community: Wave joined the ARM® Connected Community, enabling Wave to gain access to a full range of resources to help it market innovative solutions associated with the new ARM TrustZone™ technology that will enable developers to get their ARM Powered® products to market faster.  The ARM Connected Community is a global network of companies aligned to provide a complete solution, from design to manufacture and end use, for products based on the ARM architecture.

Cryptographic Service Provider: Wave introduced its Cryptographic Service Provider (CSP) that provides access to Trusted Computing Group-compliant PC platforms.  Wave’s CSP tool is designed to help other independent software developers address the growing market for trusted secure services and applications.

Recent Wavexpress Developments:

Todito: Todito, a leading Internet portal, ISP and e-commerce site for North American Spanish-speakers, launched Todito TV Premium, an online service offering DVD-quality videos that utilizes Wavexpress’ platform and player.  Todito TV Premium is an expansion of Todito’s three-year-old online video service called Todito TV Basic, which was launched as a way to offer TV Azteca programming to viewers outside of Mexico.

YES Vision™: YES (Yankees Entertainment & Sports) Network, the #1 Regional Sports Network in New York, New Jersey and Connecticut from sign-on to sign-off, launched YES Vision™ in June at www.yesnetwork.com.  Powered by Wavexpress’ WX™ technology, YES Vision™ is a service for yesnetwork.com users.

thePlatform: Wavepxress and thePlatform for media, inc., a leading provider of software for broadcast and broadband rich media content management, integrated Wavexpress’ WX broadband video technology and thePlatform media publishing system™.  The integration allows customers to publish media files to both streaming and cached video applications, with full-screen, DVD-quality video, automated program delivery and expiration, and instant, on-demand access to programming.  The solution is being marketed to both media companies and corporate enterprises, with existing Wavexpress customer GolfSpan.com being the first customer to adopt the combined service.

Niveus Media: Niveus Media, a manufacturer of media entertainment devices for the consumer electronics market, agreed to ship Wavexpress’ TVTonic broadband video application pre-installed on all Niveus AVX Media Center PCs.  The Niveus AVX is the first ultra quiet, fan-less Entertainment PC to offer the power of a full-size desktop in an A/V component form factor.  The Niveus AVX is powered by Microsoft’s latest Windows Media Center Edition software allowing users to experience their digital media content like movies, television, music and photos in a home theater environment.

Windows XP Media Center Edition Compatibility: In April, Wavexpress released the newest version of its TVTonic® broadband software, which is now compatible with Microsoft’s Windows XP Media Center Edition, the home entertainment version of Windows.  The new version of TVTonic integrates with the Media Center Remote and is optimized for the living room viewing experience.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers. For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities. No securities are being offered at this time.

Contact:
Gerard T. Feeney, CFO	David Collins, Richard Land
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500

Wave Systems Corp. and Subsidiaries

(a development stage company)

Consolidated Balance Sheets

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,665	$8,818
Cash collected on behalf of charities	—	212
Marketable securities	3,317	6,325
Prepaid expenses and other receivables	116	205
Total current assets	6,098	15,560

Property & equipment, net	1,939	2,287
Other assets	301	313
Total assets	8,338	18,160

Liabilities and Stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	3,021	2,837
Due to charities	—	243
Deferred revenue	60	74
Total current liabilities	3,081	3,154

Liability for warrants containing net cash settlement provisions	641	992
Total liabilities	3,722	4,146

Total stockholders’ equity	4,616	14,014
Total liabilities and stockholders’ equity	$8,338	$18,160

Wave Systems Corp. and Subsidiaries

(a development stage corporation)

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues	$6	$34	$57	$50
Cost of Sales	3	5	30	9

Gross Margin	3	29	27	41

Operating Expenses:
Selling, general and administrative	3,503	2,859	6,808	6,703
Research and development	1,648	1,594	3,404	4,229
Write-off of impaired assets	301	—	301	—
	5,452	4,453	10,513	10,932

Net interest income	7	33	13	56
Gain (loss) on sale of marketable securities	1,218	(5)	2,393	(5)
Recovery of note receivable from former officer	—	1,000	—	1,000
Unrealized (loss) gain in value of warrant liability	(97)	—	350	—
Other income (expense)	—	2	—	52
	1,128	1,030	2,756	1,103

Net loss	(4,321)	(3,394)	(7,730)	(9,788)

Accrued dividends on preferred stock (including accretion of discount of $2,800)	—	2,880	—	2,880

Net loss to common stockholders	$(4,321)	$(6,274)	$(7,730)	$(12,668)

Net loss per share – basic	$(0.06)	$(0.12)	$(0.11)	$(0.24)

Weighted average shares outstanding – basic	67,363	52,096	67,350	52,096

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